EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SLS INTERNATIONAL REPORTS FOURTH QUARTER AND 2005 FULL YEAR FINANCIAL RESULTS

Fourth Quarter 2005 Revenues Increased 109% Year-Over-Year;

2005 Full Year Revenues Increased 97 % from 2004

SPRINGFIELD, MO – April 3, 2006 — SLS International (AMEX: SLS), the leading provider of premium quality sound systems for professional (recording studio, concert, etc.), cinema and home entertainment markets, today announced its 2005 full year financial results for the period ended December 31, 2005.

2005 Financial and Operational Highlights:

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Revenue for the fourth quarter 2005 reached $1.1 million, an increase of 109% over the same period last year.

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Revenue for the year ended December 31, 2005 reached $4.0 million, an increase of 97% over 2004.

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Launched Q Line Silver Surround Sound Home Theater System, co-developed by Quincy Jones, distributed via a 100 store test market program at a Fortune 50 retailer and also through SLS’ own e-commerce site.

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Launched a new e-Commerce site, Buysls.com, currently selling the Q-Line Silver Home Theater System direct to the consumer.

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Diversified distribution strategy through focused efforts on establishing relationships with leading ‘big box’ retail outlets.

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Completed listing of SLS shares on American Stock Exchange.

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SLS Sound Systems were featured or installed at the JazzFest Heritage Music Weekend, Museum of Modern Art, Virginia Sports Hall of Fame and Museum, and high profile concert series.

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Signed promotion agreement with Mark Burnett Productions to have SLS products featured on hit reality shows, including Rock Star:INXS and The Apprentice.

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Opened new manufacturing facility and headquarters, expanding company’s infrastructure to support future growth.

John M. Gott, Chairman and Chief Executive Officer, remarked, “We have made significant inroads in 2005 to widen the reach of the SLS brand and better position ourselves to gain traction in the consumer market. Our strong year-over-year revenue growth is a clear reflection of our ability to bring the products to the marketplace that customers want and we continue to successfully execute on our strategy of leveraging the strength we have from our core professional and commercial markets to the consumer market. First, we continued to see steady growth from our core product lines for the professional and commercial markets with each of these product lines achieving more than 75% sales growth during 2005 and, in aggregate, accounting for 60% of overall 2005 sales.  Second, we continued to make progress in the consumer market with new product introductions and enhanced branding and marketing initiatives.  With the anticipated spring 2006 launch of our Q Line Gold Home Theater System in all of Best Buy’s 600+ stores and the product line’s debut on this season’s finale of ‘The Apprentice’ in May, we expect to see further sales growth in our consumer products line this year. We are beginning to see this momentum take place as the backlog of orders has built up considerably through the end of March.  This is an extremely positive sign for the remainder of 2006.”

Fourth Quarter 2005 Financial Results

For the fourth quarter ended December 31, 2005, revenue increased to $1.1 million from $538,000 in the same quarter in 2004, an increase of 109% year-over-year, as a result of growing sales of new product lines and increased demand for the company’s core Professional, Design and RLA product series.

In the fourth quarter 2005, the company recorded gross margin of 2% due to higher cost of sales that were the result of increased fixed costs associated with the new plant and implementation of systems that more accurately allocate those costs.  For the fourth quarter of 2004, the company reported negative gross margin of (29)%. General and administrative expenses for the fourth quarter 2005 increased to approximately $4.0 million from $1.7 million in the fourth 2004, an increase of $2.3 million. Higher G&A expenses resulted primarily from increased advertising and promotional expenses totaling approximately $828,000 and $539,000 in year-end Sarbanes Oxley compliance and additional audit costs.

Net loss increased to $(4.0) million, or $(0.08) per share for the three month period ended December 31, 2005, compared with net loss of $(1.9) million, or $(0.05) per share for the same period last year.

2005 Financial Results

For the twelve months ended December 31, 2005, revenues grew 97% to $4.0 million from $2.0 million for 2004. The strong sales momentum came from the company’s core Professional, Design and RLA products, which grew by more than 75%and accounted for 60% of total revenues for 2005.  Sales of the company’s Cinema Line, only introduced in late 2004, accounted for 17% of total revenues for 2005.

Gross profit margin for 2005 was 24% compared with 26% for 2004.  General and administrative expenses for 2005 increased to $12.4 million from $9.2 million in 2004, with non-cash general and administrative expenses accounting for approximately $3.0 million and cash general and administrative expenses accounting for approximately $9.4 million. The increase resulted primarily from increased advertising and marketing expenses as well as increased costs to support the company’s new facility and new management structure.

Other income amounted to $1.5 million for 2005 compared to $46,000 of other income for the twelve month period ending December 31, 2004.  This primarily consisted of close to $1.5 million of other income from the valuation of D warrants that were issued as part of the Series C Preferred offering.

For the year-ended December 31, 2005, the company recorded net loss of $(10.0) million, or $(0.29) per share compared with net loss of $(8.6) million, or $(0.38) per share in the prior year.

As of December 31, 2005, cash and cash equivalents totaled $196,000 compared with $10.7 million as of December 31, 2004.

Steven Lamar, President, commented, “As we move to the next stage of SLS’ development, our focus on better managing costs and developing lifestyle, iconic, “best in sound” products that are marketed and sold to consumers remains steadfast. I am confident that we have the technology and necessary business partnerships to deliver long-term growth and profitability to our expanding shareholder base.”

2006 Outlook

John Gott, Chairman and Chief Executive Officer concluded, “We have an extremely solid product line in place for 2006 starting with the Q-Line Gold Home Theater System to be launched in the second quarter through Best Buy, which will begin carrying the product in all of their stores starting in late May. This will coincide with the product debut on ‘The Apprentice’ season finale and we expect both events to further drive interest in the Q-Line product line.  In the third quarter of 2006 we plan to launch our newly developed ribbon noise canceling (RNC) headphones. In addition, we are in the process of developing products for additional segments of the consumer speaker markets, one of which we plan to launch in the fall.  In 2006, we expect to continue to make progress on our long-term plan for growth and profitability, as we accelerate our marketing and branding efforts in 2006 and continue to increase customer demand for our consumer, commercial and professional products.”

The company stated that in February 2006, it received approximately $4.0 million in gross proceeds from the completed sale of its headquarters, improving its cash position.

Conference Call Details

SLS International will host its conference call to discuss results for the quarter and year ended December 31, 2005 on April 3, 2006 at 4:30 PM ET.  John M. Gott, Chairman and Chief Executive Officer, Steven Lamar, President, and Mike Maples, Chief Financial Officer will be on the call.  Interested parties may participate in the conference call by dialing 800-218-9073 (international: 303-262-2130), 5-10 minutes prior to the initiation of the call.  A replay of the conference call will be available through April 17, 2006, by dialing 800-405-2236 (international: 303-590-3000) and entering access code 11053023.  A webcast of the conference call will also be available for 90 days under the investor information section of SLS International’s website, www.slsaudio.com.

About SLS:

Based in Ozark, Mo., SLS International, Inc. is a 30-year-old manufacturer and developer of new proprietary patent-pending ultra-high fidelity Ribbon Driver loudspeakers, patented Evenstar Digital Amplifiers and sound systems for the commercial, home entertainment, professional and music markets. SLS has perfected the ribbon-driver technology enabling their loudspeakers to achieve exceptional inner detail and accuracy with 20% to 30% less distortion of typical compression driver and dome tweeters. SLS speakers and systems are used in high-profile venues such as NBC/MSNBC's 2002 and 2004 Olympics studios, the Recording Academy's Grammy Producers SoundTable events, and for the NAMM winter show, providing sound in the AVID Technology booth just to name a few. For more information, visit http://www.slsaudio.com.

Safe Harbor:

Matters discussed in this press release contain forward-looking Statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company with the Securities and Exchange Commission.

Contacts:

Brandi Piacente/E.E. Wang

Investor Relations

The Piacente Group, Inc.

Tel: 212-481-2050

Email: brandi@thepiacentegroup.com

Email: ee@thepiacentegroup.com

<Financial Tables to Follow>

SLS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

	December 31, 2005	December 31, 2004
	(audited)	(audited)
Assets
Current assets:
Cash	$195,573	$10,712,858
Certificates of Deposits	—	—
Accounts receivable, less allowance for doubtful accounts of $45,000 for September 30, 2005 and December 31, 2004	614,048	271,429
Inventory	4,193,236	1,908,588
Deposits - inventory	316,629	50,000
Deposits - Merger	—	100,000
Prepaid expenses and other current assets	258,024	192,817
Total current assets	5,577,510	13,235,692
Fixed assets:
Vehicles	283,233	51,949
Equipment	483,635	234,805
Leasehold improvements	6,488	245,681
Building	4,401,739	—
	5,175,095	532,435
Less accumulated depreciation	249,695	105,131
Net fixed assets	4,925,400	427,304
Prepaid Expense	110,337	—
Total assets	$10,613,247	$13,662,996
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt and notes payable	$4,376	$29,101
Accounts payable	1,470,913	346,980
Customer Deposits	207,819	—
Accrued liabilities	172,919	630,503
Total current liabilities	1,856,027	1,006,584
Notes payable, less current maturities	7,367	10,951
Accrued Liabilities Class D Warrants	—	—
Total Long term liabilities	7,367	10,951
Total liabilities	1,863,394	1,017,535
Commitments and contingencies:
Temporary Equity:
Preferred Stock, Series A, $.001 par, 2,000,000 shares authorized; 66,000 and 346,873 shares issued as of December 31, 2005 and December 31, 2004.	66	347
Contributed Capital - preferred	348,625	1,707,367
Common Stock, $.001 par; 125,000,000 shares authorized;2,568,400 shares issued as of December 31, 2005and December 31, 2004.	2,568	2,568
Contributed Capital - common	1,338,132	1,338,132
Shareholders' equity:
Preferred stock, Series B, $.001 par, 1,000,000 shares authorized; 89,700 shares issued as of December 31, 2005 and 196,050 shares issued as of December 31, 2004	90	196
Preferred stock, Series C, $.001 par 25,000 shares authorized; 14,450 and no shares issued as of December 31, 2005 and December 31, 2004	14	—

Deposits on Preferred stock, series C	—	8,849,420
Contributed capital – preferred	16,787,062	5,069,298
Common stock, $.001 par; 75,000,000 shares authorized;43,721,300 shares and 41,751,080 shares issued at
December 31, 2005 and December 31, 2004	43,721	39,184
Common stock not issued but owed to buyers; 3,071 shares and 300,000 shares at December 31, 2005 and December 31, 2004	3	300
Contributed capital - common	28,339,951	20,543,959
Unamortized cost of stock issued for services	(1,310,862)	(1,363,973)
Unamortized cost of stock issued for compensation	—	—
Retained deficit	(36,799,515)	(23,541,337)

Total shareholders' equity	8,749,853	12,645,461
	$10,613,247	$13,662,996

SLS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For The Three Months Ended December 31,		For The Twelve Months Ended December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenue	$1,125,950	$538,016	$4,015,099	$2,040,575

Cost of sales	1,099,162	693,123	3,065,827	1,507,353

Gross profit	26,788	(155,106)	949,272	533,222

General and administrative expenses	4,080,000	1,741,245	12,413,227	9,179,555

Loss from operations	(4,053,212)	(1,896,353)	(11,463,955)	(8,646,333)

Other income (expense):
Interest expense	(4,909)	(438)	(5,354)	(1,907)
Interest and miscellaneous, net	56,735	20,143	192,967	48,341
Gain (loss) on disposal of fixed assets	—	—	(234,158)	—
Gain (loss) on valuation of D warrants	12,804	—	1,506,112	—

Other income (loss) total	64,630	19,705	1,459,567	46,434

Loss before income tax	(3,988,582)	(1,876,647)	(10,004,388)	(8,599,899)

Income tax provision	—	—	—	—

Net loss	(3,988,582)	(1,876,647)	(10,004,388)	(8,599,899)

Deemed dividend associated with beneficial conversion of preferred stock	7,678	(223,816)	(3,246,112)	(4,097,877)
Premium - preferred series C	—	—	(7,678)	—
Net loss availiable to common shareholders	$(3,980,904)	(2,100,463)	(13,258,178)	$(12,697,776)

Basic and diluted earnings per share	$(0.08)	(0.05)	$(0.29)	$(0.38)

Weighted average shares outstanding	47,488,048	40,859,080	45,498,578	33,072,988